Exhibit 99.2

CASCADE CORPORATION, #11037925

Second Quarter Fiscal 2006 Earnings Conference

September 8, 2005, 2:00 p.m. PDT

Moderator: Robert Warren

Operator

Good afternoon, ladies and gentlemen, and welcome to Cascade Corporation second quarter fiscal year 2006 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by zero. As a reminder, this conference is being recorded today, Thursday, September 8, 2005.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren

Thank you, Jaimie. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Financial Officer; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through retail dealers and one-third are sold directly to the manufacturers, names that you all know such as Hyster, Toyota, Lindy, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the second quarter.

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially. Factors include but are not limited to general economic conditions, material costs, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31, 2006 so when we refer to fiscal year 2006, we are actually referring to the year ended January 31, 2006. This is essentially calendar year 2005. We just completed the second quarter of fiscal 2006. With that completed, let’s start with a review of the quarter.

Net income in the second quarter of fiscal 2006 was $10.8 million or 84 cents per share, an increase of 65% compared to net income of $6.5 million or 61 cents per share for the second quarter of fiscal 2005. Our performance was driven primarily by strong sales growth in North America and to a lesser extent, the Asia Pacific region.

Consolidated net sales were $115 million in the second quarter, an increase of 25% compared to net sales of $92.4 million in the second quarter of last year. Approximately 13% of this increase came from the North American market and 6% came from the European market. Both experienced very strong growth in OEM products. 4% came from the Asia Pacific region and 2% was due to foreign currency fluctuation.

The gross margin for the second quarter was 32% which was virtually identical to gross margins in the second quarter of fiscal 2005. The fact that our margins were unchanged somewhat clouds the fact that there have been a number of very significant factors impacting our margins both positively and negatively.

As I’m sure you are all aware, higher steel costs have had a significant impact on our costs worldwide. We have been able to offset these increases to varying degrees in most of our markets, but there are areas and segments where we still have not been able to fully recover these added costs. In addition to the direct added costs of steel, the cost of purchased components that are made primarily from steel have also increased total manufacturing costs.

On the positive side, we are seeing better fixed cost absorption due to the higher sales volume, particularly in our OEM products. We are also benefiting from continuing focus on reducing costs in other areas.

Consolidated SG&A expense was up 5% to $18.9 million in the second quarter compared to $18.1 million in the second quarter of fiscal 2005. The impact of foreign currency accounted for approximately 2% of the increase and expense related to share based compensation accounted for approximately 1.5% of the increase. The remainder was due to small increases in a variety of other categories.

As we have mentioned in several prior calls, we have been accounting for stock appreciation rights with a mark to market calculation each quarter based on the market price of our common stock at quarter end. This potentially created a significant amount of expense volatility on a quarter-to-quarter basis. Some of you may recall we actually recorded a small amount of income last quarter due to a reduction in the price of our stock. Based on the volatility of the mark to market accounting we did not feel that this was the clearest way to report our expenses relating to share based compensation.

Beginning this quarter we have early adopted FAS-123R which requires the recognition of compensation expense for all stock awards. There are 2 primary outcomes resulting from this change. The first is that we will now be recognizing compensation expense for all stock awards which in our case consist of SARs and stock options. The second is that the volatility in our quarter-to-quarter expense levels due entirely to changes in the price of the company’s common stock will be eliminated. Under FAS-123R, the value of our share based compensation will be determined as of the grant date using the Black Scholes pricing model. Once the value has been established, it remains unchanged and is expensed over the vesting period. We elected to treat the adoption of FAS-123R prospectively, thus no prior periods were restated.

To give you a comparable reference, our SARs compensation expense in the second quarter of fiscal 2005 was $340,000. No expense was recorded in conjunction with unvested stock options. In the second quarter of this year we recorded an expense of $597,000 related to the unearned portion of both SARs and options. We will incur an expense of approximately $870,000 for each of the next 3 quarters related to share based compensation.

Amortization expense was up over last year due to the amortization of intangible assets and the final purchase accounting for the Roncari acquisition.

Our effective tax rate was 34% for the second quarter compared to 36% for the second quarter of the prior year. The lower tax rate was due primarily to higher levels of income in foreign jurisdictions with lower statutory tax rates, primarily China. We anticipate the tax rate remaining at or near this level for the balance of the year. However, I would like to caution everyone that unanticipated changes in income in our foreign subsidiaries during the latter part of the year can have a whipsaw effect on the quarterly rate.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 26% over the prior year. The primary factor driving this growth was the continuing strong shipment level in the North American lift truck market and the corresponding strong demand for our OEM products.

Gross margins in North America remained unchanged at 39%. Although we had better fixed cost absorption due to higher volumes in all North American factories and implemented price increases on nearly all products, these benefits have been largely offset by higher material costs.

SG&A costs in North America were up 4% over the second quarter of fiscal 2005 due primarily to share based compensation that expands under FAS-123R and an increase in professional fees.

Net sales in Europe for the quarter were up 20%. Virtually all of this growth is in OEM products and the additional sales resulting from our acquisition of the Falkenroth assets in Germany during the last half of fiscal 2005.

The gross margins in Europe were 19% for the quarter, down slightly from a gross margin of 20% in the second quarter of last year. Several factors are currently negatively impacting our gross margins. Early in the quarter we incurred unanticipated maintenance and labor costs at our Hagen, Germany facility triggered by rapidly increasing production volume. This situation was corrected by the end of the second quarter.

We are currently in the process of closing our Hoorn manufacturing facility in The Netherlands and transferring this production into our Almere facility in The Netherlands and Verona facility in Italy. We believe the closure will allow us to eliminate excess production capacity for our attachment products and reduce overall production costs. Although we are in the early stages of this transition, we are pleased with the progress to date.

The Hoorn shutdown and transfer of production to the Almere and Verona factories will be completed by the fourth quarter of the current year. Expenses for the Hoorn closure, primarily related to employee terminations and movement of equipment, will be approximately $1.8 million. The majority of this expense will be incurred in the third and fourth quarters. We anticipate realizing the benefit from this closure early next year.

SG&A expense in Europe has declined slightly, but is essentially at the same level as last year.

Now turning to the Asia Pacific region. Revenues were up 29% over the second quarter of fiscal 2005. Sales were up significantly in all of our Asia Pacific subsidiaries with the single exception of Korea. Revenue in Japan was up 21%. Revenue increases in our Chinese operations ranged from 25% to 31% and revenue in Australia increased 42% compared to the second quarter of fiscal 2005.

Overall gross margins declined slightly from 33.1% last year to 32.5% this year. The decline is due primarily to the increasing competitiveness in the Chinese attachment market, rising material costs over the past year that have not been fully covered through price increases and a growing percentage of OEM products from our Hebei factory, which carry lower margins.

SG&A expense levels increased at approximately the same rate as overall revenue. This increase is due to additional employee benefit costs and an increase in professional fees.

Turning to the balance sheet. Our balance of cash and marketable securities at July 31, 2005 was $41.8 million compared to $32 million at year end. Long term debt of $38.1 million was essentially unchanged from year end.

Capital expenditures were $3.3 million and depreciation expense was $3.8 million in the second quarter.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren	Thank you, Andy. I’d like to start with a brief overview of the lift truck market.

As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends. Globally, lift truck shipments in the second quarter were up 14% over the second quarter of calendar 2005.

In North America lift truck shipments in the second quarter were up 17% and orders were down 6% over the prior year. With the current backlog it appears that lift truck shipments in North America should remain strong at least through the next quarter.

Lift truck shipments in the European market were flat and orders were down 4% in the second quarter compared to last year. We are not anticipating any significant changes in the European lift truck market at this time.

In the Asia Pacific region lift truck shipments were up 16% and orders were up 20% compared to the second quarter of last year. As you may recall, last quarter it appeared that the Asia Pacific market may be flattening somewhat, but the market returned to double digit growth in the second quarter. We expect continued growth in this market.

As Andy mentioned, we experienced some unanticipated maintenance problems at our Hagen facility. This is not too surprising given the fact that the former company had been in financial distress over the past several years. I am particularly pleased with the response of our European management and workforce in dealing with this situation. While we incurred substantial additional expense for labor and maintenance, they successfully kept product flowing to our customers during a period of very high demand. These problems have been corrected and the plant is back to a normal production basis.

I’m also pleased to inform you that Herre Hoekstra has joined Cascade’s executive group as Vice President of European Operations. Mr. Hoekstra is a seasoned executive manager and will be responsible for all of our businesses in Europe. He will be based in our Almere offices in The Netherlands.

The continuing story on the cost side of our business is steel costs. Although other manufacturers are starting to experience reductions in steel costs, we are continuing to experience cost increases for the specialty steel grades which make up a significant portion of our purchases. We have recently been notified of a scheduled 16% increase by our largest steel supplier to our factories. Assuming no recovery of this increase through prices increases or other cost savings, we estimate this will negatively impact our margins in the second half of the year by less than 1%.

In our conference call we briefly referred to potential additional investments in China. Over the next 18 months we are planning to expand our fork production capacity by over 150%. The estimated investment is approximately $18 million U.S. This new capacity will allow us to keep pace with the rapidly expanding Chinese lift truck market, aggressively expand our presence in the broader Asia Pacific region and to enter the Japanese market, the largest lift truck market in Asia. It will also give us a low cost source for serving selected market sectors in India and South America.

In our last conference call I mentioned that I would be discussing our long term business plan in more detail. This type of investment is representative of what you’ll be seeing over the next several years. We are committed to growing the company and will be investing to achieve this growth with a special focus on growth in the Asia Pacific region and particularly China.

I want to emphasize that we will continue to place a very high priority on growth within our current core markets and businesses. While we have good market share in most regions, there are clearly growth opportunities that we have not yet captured.

We are also currently evaluating opportunities to extend the application of our products beyond the lift truck platform. This evaluation process is in the preliminary stages and I’m not prepared to go into details at this time.

Finally, I’m pleased to announce that yesterday our Board authorized an increase in our quarterly dividend from 12 cents to 15 cents a share. As those of you know who’ve worked with us in the past, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order in which they are received. And as a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question is from Joe Giamichael with CJS Securities.

J. Giamichael	Good afternoon, gentlemen. Congratulations on a very good quarter.

Management.	Thanks, Joe.

J. Giamichael

It seems like in North America and Europe at least you’ve got shipments outpacing new orders. Can you remind us if there’s any seasonality and demand trends that we should be keeping an eye out as we look towards Q3?

R. Warren

Not that we have seen, particularly in the first 2 quarters. Sometimes you’ll get some upswing at the end of the capital expenditure year, but this is the first time we’ve seen the order rate drop below shipments in about 2 years.

J. Giamichael	Got it. You don’t feel like this is signaling any real change, maybe just a short term pause after historically high levels of demand?

R. Warren	It’s hard to say. We still are anticipating in what we hear that at the balance of the year or certainly the next quarter that OEMs are confident of maintaining the levels.

J. Giamichael	Off the path, just a separate question, are you seeing any weather related impact in North America?

R. Warren

Joe, we’re really unsure how that’s going to affect us. There’s a lot of speculation, certainly on the reconstruction for construction type of equipment which some of our product goes on but a lot of our goods are for consumer commodity items and so we just really don’t know how this is going to affect it.

J. Giamichael

Got it. One last question then I’ll jump back in the queue. Energy prices and steel, basic steel prices don’t seem to be pulling in the near term. I know you’ve passed through a series of price increases. What are some of the other ways you intend to address those problems?

R. Warren

Certainly with some cost reduction initiatives we’re looking at. We have global sourcing efforts going on, looking for the best possible steel cost and component costs everywhere in the world right now and are pursuing opportunities for new suppliers that might have a better cost that we can average in. But other than volume, cost reduction and searching worldwide for better cost from a suppler, we really don’t have many other options other than price increases.

J. Giamichael	Do you still have the opportunity to push these increases through?

R. Warren	They’re limited.

J. Giamichael	Thank you. Congratulations on a great quarter.

Management	Thank you very much.

Operator	Thank you. Our next question comes from JB Groh with DA Davidson.

JB Groh

Hi, guys. Andy, I jumped on a little late. Could you give us those stock option compensation numbers for the next 3 quarters again? I didn’t get that and then also you mentioned some closure expenses for Q3 and Q4.

A. Anderson	$870,000 for the next 3 quarters on stock based compensation and the closure is $1.8 million.

JB Groh	Is that even over the third and fourth quarter?

A. Anderson	Probably. Joe signaled me here. I see, 1.5 for the next two quarters, I’m sorry.

JB Groh	So it’s a little less than 1.8?

A. Anderson	The total is 1.8.

JB Groh	And part of that’s already been incurred?

A. Anderson	Yes.

JB Groh	And that’s mostly personnel related I’m guessing.

A. Anderson	Personnel and movement.

R. Warren	Equipment movement.

JB Groh	The fact that gross margins were flat I’m attributing that to just steel price.

A. Anderson

There’s actually a whole number of factors on it. It’s an anomaly quite frankly. I mean we’ve had price increases which should help. We’ve had cost reduction measures which should help. We’ve had better absorption which helps. We’ve got steel price increases which moves it down. We’ve had some problems in our German facility unanticipated which moves it down. The fact that it was level is an interesting phenomenon.

JB Groh	Just a coincidence?

A. Anderson	More or less, yes.

JB Groh	Thanks.

Operator	Thank you. Our next question is from Bruce Geller with DGHM.

B. Geller	Good afternoon, guys. Congratulations on a nice quarter.

Management	Hi, Bruce. Thanks.

B. Geller

I had a question on your parting comment on Europe in the press release saying that you don’t foresee any significant change in this situation in the near future. From some of our prior discussions it seemed you felt that once you completed the acquisition that you made a few months ago and closed some capacity that you did feel that would definitely improve your competitive position. I don’t recall exactly, but I think you had a pretty good quarter last quarter in Europe or at least some signs of improvement so it almost seems like this is a step backwards here. Could you elaborate a little bit for me?

T. Cathey

Bruce, I wouldn’t really ... it really has more a reference to the lift truck market than our own performance. I think that with the cost reduction moves that we’re making with the Hoorn closure, with the management changes and some other initiatives we’ve got in the market, we are anticipating better actual results from the unit given all sectors of product in that market. It’s hard to say whether it’s going to be a tremendous improvement from where it is right now given the highly competitive nature on the attachment side of the business.

B. Geller	It does say “our” results in Europe so ...

A. Anderson

If we misstated that, Bruce (this is Andy). The results you did see last quarter were indicative. This quarter we’re undertaking is beginning to show the expenses of the Hoorn closure, which is step 2 or 3 in our European plan and also that unanticipated breakdown problem in Hagen/ We were just getting up and moving and the machine broke just a little bit, but we fixed the machine again so we’re still confident in our plan and in the steps we’re taking.

R. Warren	You won’t see it all given that restructuring we’re taking for the Hoorn closure.

B. Geller

So as we go into the next calendar and fiscal year, once the machine problems are behind you, the facility closures are behind you, capacity’s been taken out of the market and you get your acquisition integrated, do you feel at that point that you should begin to see considerable improvement?

T. Cathey	We’re probably very cautious about your word considerable, but yes.

R. Warren	Can we go with just improvement?

B. Geller	Reasonable, respectable?

R. Warren	Yeah, we’ll go with reasonable.

A. Anderson	I think when we discussed this subject, Bruce, I would be cautious. Of all people ...

R. Warren	You of all people, Bruce, we’re careful with.

B. Geller	Alright, thanks. Good luck.

Operator	Thank you. Our next question is from John Helmer with Caldwell Securities.

J. Helmer

Hi, guys, that was a great quarter. I don’t want to bring ... I do want to bring up Europe again. I’m just struck with the fact that your margins in North America are almost precisely twice that of Europe and I don’t know whether you can comment on personnel matters, but around this time last year you basically made a change and took your best guy in North America and put him in charge of Europe also and I was struck by the announcement about a new guy in that position. Can you comment on that?

R. Warren

No, actually we have no American expats overseas other than we have our managing director in Australia who is an American who took over Asia. But we did send a man for our manufacturing processes into the consolidation of our acquisition of forks in

Germany and he is running the production side of our business there. But with this announcement we just had, this will be a Dutchman who is running all of our operations, a European running all of our operations in Europe.

J. Helmer	Didn’t you have Terry Cathey in charge of everything over there?

R. Warren	Terry, as Chief Operating Officer, has had the European, all of our operations in Europe reporting to him for 5 years.

J. Helmer	Thank you. Good quarter.

Operator	Thank you. Our next question is a follow up question from Joe Giamichael with DJS Securities.

J. Giamichael	I just wanted to get a little more color on how the plant expansion in China is going and what additional capacity expansion you intend to do in that region.

T. Cathey

On our material handling product we still have adequate capacity. We are looking at some further expansion on some of our product sales there. We’re just working on our justification right now. The announcement we made today was dealing with the expansion of our fork capacity which will entail a number of moves both in plant expansion, building and acquisition.

J. Giamichael	Okay, great. Thank you.

Operator	Our next question is a follow up question from JB Groh with DA Davidson.

JB Groh	Hi again, Andy. Did you guys quantify that Hagen machinery shut down cost?

A. Anderson

No, we did not quantify it and I don’t have an exact number here. I do know that it was dominantly in personnel, added personnel expense. We had to hire quite a number of temporary people to overcome some machinery problems.

T. Cathey	And they were mainly for repair costs that we hadn’t anticipated that were fairly significant.

A. Anderson	I’m sorry, I don’t have that quantification, but it was in the hundreds of thousands of dollars.

JB Groh	So it maybe pushed some shipments out as well as impacting the cost?

A. Anderson	No.

R. Warren	No, and basically that was our commitment to our customer base. We threw a lot of money to make sure we did not miss a ship date.

T. Cathey	We overcame the maintenance issues and problems with labor, a substantial amount of additional labor.

JB Groh	Okay. Thanks a lot.

Operator	Mr. Warren, I’m showing that there are no further questions at this time.

R. Warren	Again, thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator

Ladies and gentlemen, this concludes the Cascade Corporation second quarter earnings conference call. If you would like to listen to a replay of today’s conference you may dial 1-800-405-2236 and enter the access number 11037925 followed by the pound sign in North America. International callers please dial 303-590-3000.